ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-203433 Dated November 27, 2015
Royal Bank of Canada Trigger Performance Securities
$• Securities Linked to the Vanguard® FTSE Emerging Markets ETF due on or about December 31, 2020
Investment Description
Trigger Performance Securities are unconditional, unsecured and unsubordinated debt securities issued by Royal Bank of Canada with returns linked to the performance of the Vanguard® FTSE Emerging Markets ETF (the “Underlying Equity”) (each, a “Security” and collectively, the “Securities”). If the Underlying Return is positive, Royal Bank of Canada will repay the principal amount at maturity plus a return equal to the Underlying Return multiplied by the Participation Rate, which will be set on the Trade Date and is expected to be between 150% to 160%. If the Underlying Return is zero or negative, and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you the principal amount at maturity. If the Final Price is less than the Trigger Price, Royal Bank of Canada will pay less than the full principal amount at maturity, if anything, resulting in a loss on your initial investment that is proportionate to the negative performance of the Underlying Equity over the term of the Securities, and you may lose up to 100% of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay dividends or interest. You may lose some or all of your principal amount. The Securities will not be listed on any exchange. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.  If Royal Bank of Canada were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.
Features	Key Dates[1]
☐       Participation in Positive Underlying Returns - At maturity, if the Underlying Return is positive, Royal Bank of Canada will pay you the principal amount plus a return equal to the Underlying Return times the Participation Rate of between 150% to 160% (the actual Participation Rate will be set on the Trade Date). If the Underlying Return is negative, investors may be exposed to the negative Underlying Return at maturity.
☐        Contingent Repayment of Principal - If the Underlying Return is negative, and the Final Price is not below the Trigger Price, Royal Bank of Canada will repay your principal amount. However, if the Final Price is less than the Trigger Price, investors will be exposed to the full downside performance of the Underlying Equity and Royal Bank of Canada will pay less than the principal amount, resulting in a loss of the principal amount that is proportionate to the percentage decline in the Underlying Equity. Accordingly, you may lose some or all of the principal amount of the Securities. The contingent repayment of principal applies only at maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of Royal Bank of Canada.

Trade Date[1]	December 28, 2015
Settlement Date[1]	December 31, 2015
Final Valuation Date[2]	December 24, 2020
Maturity Date[2]	December 31, 2020
1 Expected.  In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains approximately the same.
2 Subject to postponement in the event of a market disruption event and as described under “General Terms of the Securities — Payment at Maturity” in the accompanying product prospectus supplement no. ES-TPS-1.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING EQUITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS FREE WRITING PROSPECTUS AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT PROSPECTUS SUPPLEMENT NO. ES-TPS-1 BEFORE PURCHASING ANY SECURITIES.  EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU COULD LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT OF THE SECURITIES.
Securities Offering
We are offering Trigger Performance Securities Linked to the Vanguard® FTSE Emerging Markets ETF (“VWO”). The Securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the performance of the Underlying Equity. The Securities are offered at a minimum investment of 100 Securities at the Price to Public described below. The actual Participation Rate, Initial Price and Trigger Price for the Securities will be determined on the Trade Date.
Underlying Equity	Participation Rate	Initial Price	Trigger Price	CUSIP	ISIN
The Vanguard® FTSE Emerging Markets ETF (VWO)	150.00% to 160.00%	•	75% of the Initial Price	78013C310	US78013C3108
See “Additional Information About Royal Bank of Canada and the Securities” in this free writing prospectus. The Securities will have the terms specified in the prospectus dated April 30, 2015, the prospectus supplement dated April 30, 2015, product prospectus supplement no. ES-TPS-1 dated May 18, 2015 and this free writing prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ES-TPS-1.  Any representation to the contrary is a criminal offense.
	Price to Public (1)		Fees and Commissions (1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
The Vanguard® FTSE Emerging Markets ETF (VWO)	•	$10.00	•	$0.05	•	$9.95
(1)	All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc., which we refer to as UBS, is an investment advisor at a purchase price of $10.00 per $10.00 principal amount Security. UBS, acting as placement agent for such advisory accounts, will purchase the Securities from a dealer that is not affiliated with UBS or RBC Capital Markets, LLC, which we refer to as RBCCM, and that dealer will purchase the Securities from RBCCM. RBCCM will pay all of the selling commissions it receives from us to that dealer. In no event will these selling commissions exceed $0.05 per $10.00 principal amount Security. UBS will forgo any commissions related to these sales. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this free writing prospectus.
The initial estimated value of the Securities as of the date of this document is $9.5825 per $10 in principal amount, which is less than the price to public. The pricing supplement relating to the Securities will set forth our estimate of the initial value of the Securities as of the Trade Date, which will not be more than $0.20 less than this amount. The actual value of the Securities at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value under “Key Risks” beginning on page 5, “Supplemental Plan of Distribution (Conflicts of Interest)” on page 15 and “Structuring the Securities” on page 15 of this free writing prospectus.
The Securities will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.
UBS Financial Services Inc.	RBC Capital Markets, LLC

Additional Information About Royal Bank of Canada and the Securities
Royal Bank of Canada has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Royal Bank of Canada has filed with the SEC for more complete information about Royal Bank of Canada and this offering.  You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product prospectus supplement no. ES-TPS-1 and this free writing prospectus if you so request by calling toll-free 866-609-6009.
You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance.  In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes, in which case we may reject your offer to purchase.
You should read this free writing prospectus together with the prospectus dated April 30, 2015, as supplemented by the prospectus supplement dated April 30, 2015, relating to our senior global medium-term notes. Series G, of which these Securities are a part, and the more detailed information contained in product prospectus supplement no. ES-TPS-1 dated May 18, 2015. This free writing prospectus, together with the documents listed below, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ES-TPS-1, as the Securities involve risks not associated with conventional debt securities.
If the terms of the prospectus, prospectus supplement and product prospectus supplement no ES-TPS-1 are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. ES-TPS-1 dated May 18, 2015:
https://www.sec.gov/Archives/edgar/data/1000275/000121465915004089/n514153424b5.htm
♦	Prospectus supplement dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003446/n429152424b3.htm
♦	Prospectus dated April 30, 2015:
http://www.sec.gov/Archives/edgar/data/1000275/000121465915003442/l429151424b3.htm
As used in this free writing prospectus, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Securities may be suitable for you if, among other considerations:
♦        You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦        You can tolerate the loss of all or a substantial portion of the principal amount of the Securities and are willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Equity.
♦       You believe the price of the Underlying Equity will appreciate over the term of the Securities.
♦        You would be willing to invest in the Securities if the Participation Rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Participation Rate will be set on the Trade Date).
♦        You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.
♦        You are willing to accept the risks of investing in Securities with a return based on the performance of companies in emerging international markets.
♦        You do not seek current income from your investment and are willing to forgo dividends paid on the Underlying Equity.
♦        You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.
♦        You are willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, and understand that if Royal Bank of Canada defaults on its obligations, you may not receive any amounts due to you, including any repayment of principal.

The Securities may not be suitable for you if, among other considerations:
♦        You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.
♦        You require an investment designed to provide a full return of principal at maturity.
♦        You cannot tolerate the loss of all or a substantial portion of the principal amount of the Securities, and you are not willing to make an investment that may have the full downside market risk as a hypothetical investment in the Underlying Equity.
♦        You believe that the price of the Underlying Equity will decline over the term of the Securities and is likely to close below the Trigger Price on the Final Valuation Date.
♦        You would be unwilling to invest in the Securities if the Participation Rate was set to the bottom of the range indicated on the cover page of this free writing prospectus (the actual Participation Rate will be set on the Trade Date).
♦        You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Underlying Equity.
♦        You are not willing to accept the risks of investing in Securities with a return based on the performance of companies in emerging international markets.
♦        You seek current income from this investment or prefer to receive the dividends paid on the Underlying Equity.
♦        You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.
♦        You are not willing to assume the credit risk of Royal Bank of Canada for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 5 of this free writing prospectus and “Risk Factors” in the accompanying product prospectus supplement no. ES-TPS-1 for risks related to an investment in the Securities.

Indicative Terms of the Securities
Issuer:	Royal Bank of Canada
Issue Price:	$10 per Security (subject to a minimum purchase of 100 Securities).
Principal Amount:	$10 per Security.
Term:	Approximately five years
Underlying Equity:	Vanguard® FTSE Emerging Markets ETF
Participation Rate:	150% to 160% (to be set on the Trade Date)
Payment at Maturity (per $10 Security):
If the Underlying Return is positive, Royal Bank of Canada will pay you:
$10 + ($10 x Underlying Return x Participation Rate)
If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you:
$10
If the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you:
$10 + ($10 x Underlying Return)
In this scenario, you will lose some or all of the principal amount of the Securities in an amount proportionate to the negative Underlying Return.

Underlying Return:	Final Price - Initial Price Initial Price
Initial Price:	The Closing Price of the Underlying Equity on the Trade Date.
Final Price:	The Closing Price of the Underlying Equity on the Final Valuation Date.
Trigger Price:	75% of the Initial Price.

Investment Timeline

Trade Date:	The Participation Rate is set. The Initial Price is determined.

Maturity Date:
The Final Price and Underlying Return are determined.
If the Underlying Return is positive, Royal Bank of Canada will pay you a cash payment per $10 Security that provides you with your principal amount plus a return equal to the Underlying Return times the Participation Rate. Your payment at maturity per $10 Security will be equal to:
$10 + ($10 x Underlying Return x Participation Rate)
If the Underlying Return is zero or negative and the Final Price is greater than or equal to the Trigger Price, Royal Bank of Canada will pay you a cash payment of $10 per $10 Security.
If the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you a cash payment that is less than the principal amount of $10 per Security, resulting in a loss of principal that is proportionate to the percentage decline in the Underlying Equity, and equal to:
$10 + ($10 x Underlying Return)
In this scenario, you will lose some or all of the principal amount of the Securities, in an amount proportionate to the negative Underlying Return.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF THE PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF ROYAL BANK OF CANADA.  IF ROYAL BANK OF CANADA WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT

[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
[2]
In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the Securities remains approximately the same.

Key Risks
An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying Equity. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ES-TPS-1. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Securities.
Risks Relating to the Securities Generally
♦	Your Investment in the Securities May Result in a Loss of Principal: The Securities differ from ordinary debt securities in that Royal Bank of Canada is not necessarily obligated to repay the full principal amount of the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Underlying Equity and will depend on whether, and the extent to which, the Underlying Return is positive or negative. If the Underlying Return is negative and the Final Price is less than the Trigger Price, you will be fully exposed to any negative Underlying Return and Royal Bank of Canada will pay you less than your principal amount at maturity, resulting in a loss of principal of your Securities that is proportionate to the percentage decline in the Underlying Equity. Accordingly, you could lose the entire principal amount of the Securities.
♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity: You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the price of the Underlying Equity is above the Trigger Price.
♦	The Participation Rate Applies Only if You Hold the Securities to Maturity: The application of the Participation Rate only applies at maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full effect of the Participation Rate and the return you realize may be less than the Participation Rate times the return of the Underlying Equity even if such return is positive.
♦	No Interest Payments: Royal Bank of Canada will not pay any interest with respect to the Securities.
♦	Credit Risk of Royal Bank of Canada: The Securities are unsubordinated, unsecured debt obligations of the issuer, Royal Bank of Canada, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of Royal Bank of Canada to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Royal Bank of Canada may affect the market value of the Securities and, in the event Royal Bank of Canada were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire initial investment.
♦	Your Return on the Securities May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity: The return that you will receive on the Securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you could earn if you bought a conventional senior interest bearing debt security of Royal Bank of Canada with the same maturity date or if you invested directly in the Underlying Equity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
♦	The Initial Estimated Value of the Securities Will Be Less than the Price to the Public: The initial estimated value that is set forth on the cover page of this document, and that will be set forth in the final pricing supplement for the Securities, will be less than the public offering price you pay for the Securities, does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Securities in any secondary market (if any exists) at any time. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying Equity, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount, and our estimated profit and the costs relating to our hedging of the Securities. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Securities prior to maturity may be less than the price to public, as any such sale price would not be expected to include our estimated profit and the costs relating to the underwriting discount and our hedging of the Securities. In addition, any price at which you may sell the Securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Securities determined for any secondary market price is expected to be based on the secondary market rate rather than the internal borrowing rate used to price the Securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.
♦	Our Initial Estimated Value of the Securities Is an Estimate Only, Calculated as of the Time the Terms of the Securities Are Set: The initial estimated value of the Securities is based on the value of our obligation to make the payments on the Securities, together with the mid-market value of the derivative embedded in the terms of the Securities. See “Structuring the Securities” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Securities or similar securities at a price that is significantly different than we do.
The value of the Securities at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the Securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Securities.
♦	Owning the Securities Is Not the Same as Owning the Underlying Equity or the Stocks Comprising the Underlying Equity or the Underlying Equity’s Underlying Index: The return on your Securities may not reflect the return you would realize if you actually owned the Underlying Equity or stocks included in the Underlying Equity or the Underlying Equity’s underlying index. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying Equity or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.

♦	The Policies of the Underlying Equity’s Investment Adviser Could Affect the Amount Payable on the Securities and Their Market Value: The policies of the Underlying Equity’s investment adviser concerning the management of the Underlying Equity, additions, deletions or substitutions of the securities held by the Underlying Equity could affect the market price of shares of the Underlying Equity and, therefore, the amount payable on the Securities on the maturity date and the market value of the Securities before that date. The amount payable on the Securities and their market value could also be affected if the Underlying Equity investment adviser changes these policies, for example, by changing the manner in which it manages the Underlying Equity, or if the Underlying Equity investment adviser discontinues or suspends maintenance of the Underlying Equity, in which case it may become difficult to determine the market value of the Securities. The Underlying Equity's investment adviser has no connection to the offering of the Securities and has no obligations to you as an investor in the Securities in making its decisions regarding the Underlying Equity.
♦	The Underlying Equity’s Underlying Index Has Transitioned Before, and Will Transition Again, to a New Underlying Index, Which Limits the Utility of Available Information About the Performance of the Underlying Equity: Until 2013, the Underlying Equity’s underlying index was the MSCI Emerging Markets Index (the “MXEF”). In January 2013, The Vanguard Group, Inc. (“Vanguard”) announced that the Underlying Equity would adopt the FTSE Emerging Index as its new target index. In the first phase of the transition, which began on January 10, 2013, the Underlying Equity ceased tracking the MXEF, and began temporarily tracking the FTSE Emerging Transition Index, a “dynamic” index that gradually reduced its exposure to South Korean equities by approximately 4% each week for a period of 25 weeks, while proportionately adding exposure to stocks of companies located in other countries based on their weightings in the new index. In the second phase of the transition, which began on June 28, 2013, the Underlying Equity ceased tracking the FTSE Emerging Transition Index and began tracking the FTSE Emerging Index. Please see the section below, “The Vanguard® FTSE Emerging Markets ETF,” for additional information about the Underlying Equity and this transition.
Effective on November 2, 2015, the Underlying Equity ceased to track the FTSE Emerging Index and began tracking the FTSE Emerging Markets All Cap China A Transition Index. By using this transition index, the Underlying Equity will move gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index over the next 12 months. As part of the transition, China A-shares and small capitalization companies will gradually increase in weight by an equal amount after the third Friday each month over the 12-month period, while the weights of the stocks already in the index will be proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.
Because the Underlying Equity will begin tracking indices that will include China A-shares, your securities will become subject to increased risk exposure to Chinese incorporated companies that trade on either the Shanghai or Shenzhen stock exchange. Furthermore, in order to trade in China A-shares, a foreign investor must have access to a quota through a QFII or Renminbi QFII license holder. In order to trade in China A-shares, the Underlying Equity must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quotas to meet its investment needs. There is no guarantee that the Chinese regulator will continue to give the Underlying Equity any or all of its requested quotas. If the Underlying Equity were to be denied any or all of a requested trade quota, the Underlying Equity would likely have difficulty trading and valuing its China A-shares. Such circumstance would likely cause the Underlying Equity to have difficulty tracking the FTSE Emerging Markets All Cap China A Transition Index or the FTSE Emerging Markets All Cap China A Inclusion Index, as applicable, and may adversely affect the price of the Underlying Equity and the value of the Securities.
During both the transition and final benchmark phases, the Underlying Equity will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. To protect the Underlying Equity from the potential for harmful “front running” by traders, the exact timing of the index change and portfolio transition has not been disclosed to investors, but Vanguard expects the index change and portfolio transition to be complete by the end of 2016. As a result, you will not know in advance when the index tracked by the Underlying Equity changes. In addition, the addition of small-capitalization stocks and China A-Shares may adversely affect the performance of the Underlying Equity. Moreover, the historical performance of the Underlying Equity prior to this transaction will not reflect the contribution of small-capitalization stocks and China A-shares and investors in the Securities should bear this difference in mind when evaluating the historical data.
As a result of all these changes, the historical performance of the Underlying Equity may be of limited use in evaluating the Underlying Equity’s past performance, as there is limited historical information available at this time to reflect the Underlying Equity’s tracking of its current underlying index.  The Underlying Equity’s new underlying index could provide different investment returns (either lower or higher) or different levels of volatility than those of the former or current underlying index over any period of time.
♦	Historical Prices of the Underlying Equity Should Not Be Taken as an Indication of the Future Prices of the Underlying Equity During the Term of the Securities: The trading prices of the Underlying Equity will determine the value of the Securities at any given time. As it is impossible to predict whether the price of the Underlying Equity will rise or fall, trading prices of the common stocks held by the Underlying Equity will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlying Equity.
♦	The Underlying Equity and its Underlying Index Are Different: The performance of the Underlying Equity may not exactly replicate the performance of the underlying index, because the Underlying Equity will reflect transaction costs and fees that are not included in the calculation of the underlying index. It is also possible that the performance of the Underlying Equity may not fully replicate or may in certain circumstances diverge significantly from the performance of the underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Underlying Equity or due to other circumstances. The Underlying Equity may use futures contracts, options, swap agreements, currency forwards and repurchase agreements in seeking performance that corresponds to the underlying index and in managing cash flows.
During periods of market volatility, securities underlying the Underlying Equity may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying Equity and the liquidity of the Underlying Equity may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying Equity. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying Equity. As a result, under these circumstances, the market value of shares of the Underlying Equity may vary substantially from the net asset value per share of the Underlying Equity. For all of the foregoing reasons, the performance of the Underlying Equity may not correlate with the performance of its underlying index as well as the net asset value per share of the Underlying Equity, which could materially and adversely affect the value of the Securities in the secondary market and/or reduce your payment at maturity.
♦	Management Risk: The Underlying Equity is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying Equity, utilizing a ‘‘passive’’ or indexing investment approach, attempts to approximate the investment performance of its underlying index by investing in a portfolio of securities that generally replicate the underlying index. Therefore, unless a specific security is removed from the underlying index, the Underlying Equity generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying Equity is subject to the risk that the investment strategy of the Underlying Equity’s investment advisor may not produce the intended results.
♦	Risks Associated with Foreign Securities Markets: Because foreign companies or foreign equity securities held by the Underlying Equity are publicly traded in the applicable foreign countries and trade in currencies other than U.S. dollars, investments in the Securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.
Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦	Emerging Markets Risk: Investments in securities linked directly or indirectly to emerging market equity securities, such as the Underlying Equity, involve many risks, including, but not limited to: economic, social, political, financial and military conditions in the emerging market; regulation by national, provincial, and local governments; less liquidity and smaller market capitalizations than exist in the case of many large U.S. companies; different accounting and disclosure standards; and political uncertainties. Stock prices of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government intervention to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. You should carefully consider the risks related to emerging markets, to which the Securities are highly susceptible, before making a decision to invest in the Securities.
♦	Exchange Rate Risk: The share price of the Underlying Equity will fluctuate based in large part upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the Underlying Equity are traded. Accordingly, investors in the Securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the Underlying Equity are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the Underlying Equity will be adversely affected and the price of the Underlying Equity, and consequently, the market value of the Securities may decrease.
♦	Lack of Liquidity: The Securities will not be listed on any securities exchange. RBCCM intends to offer to purchase the Securities in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which RBCCM is willing to buy the Securities.
♦	Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the Securities, including hedging our obligations under the Securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.
♦	Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Affiliates: RBCCM, UBS or their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying Equity, and therefore, the market value of the Securities.
♦	Uncertain Tax Treatment: Significant aspects of the tax treatment of an investment in the Securities are uncertain. You should consult your tax adviser about your tax situation.
♦	Potential Royal Bank of Canada and UBS Impact on Price: Trading or other transactions by Royal Bank of Canada, UBS and our respective affiliates in the Underlying Equity, its underlying index, futures, options, exchange-traded funds or other derivative products on the Underlying Equity or the securities included in the Underlying Equity’s underlying index, may adversely affect the market value of the Underlying Equity and, therefore, the market value of the Securities.
♦	Many Economic and Market Factors Will Impact the Value of the Securities: In addition to the price of the Underlying Equity on any trading day, the value of the Securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:
♦	the actual and expected volatility of the price of the Underlying Equity;

♦	the time remaining to maturity of the Securities;
♦	the dividend rate on the securities held by the Underlying Equity;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events with respect to the Underlying Equity that may or may not require an adjustment to the terms of the Securities; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
♦	The Anti-Dilution Protection for the Underlying Equity Is Limited: The calculation agent will make adjustments to the Initial Price and the Final Price for certain events affecting the shares of the Underlying Equity. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying Equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities and the Payment at Maturity may be materially and adversely affected.

Hypothetical Examples and Return Table at Maturity
The following table and hypothetical examples below illustrate the payment at maturity per $10 Security for a hypothetical range of Underlying Returns from -100.00% to +100.00% and assume a hypothetical Initial Price of $100.00, a hypothetical Trigger Price of $75.00, and a hypothetical Participation Rate of 155.00%.The actual Initial Price, Trigger Price, and Participation Rate will be set on the Trade Date. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual payment at maturity will be determined based on the Final Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.
Example 1 - On the Final Valuation Date, the Underlying Equity closes 10% above the Initial Price. Because the Underlying Return is 10%, Royal Bank of Canada will pay you an amount based upon the Underlying Return times the hypothetical Participation Rate. The payment at maturity per $10 principal amount Security will be calculated as follows:
$10 + ($10 x 10% x 155.00%) = $10 + $1.55 = $11.55
Example 2 - On the Final Valuation Date, the Underlying Equity closes 10% below the Initial Price. Because the Underlying Return is negative, but the Final Price is greater than the Trigger Price, Royal Bank of Canada will pay you at maturity the principal amount of $10 per $10 principal amount Security.
Example 3 - On the Final Valuation Date, the Underlying Equity closes 50.00% below the Initial Price. Because the Underlying Return is negative and the Final Price is less than the Trigger Price, Royal Bank of Canada will pay you at maturity a cash payment of $5.00 per $10 principal amount Security (a 50% loss on the principal amount), calculated as follows:
$10 + ($10 x -50.00%) = $10 - $5.00 = $5.00
Hypothetical Final Price ($)	Hypothetical Underlying Return[1]	Hypothetical Payment at Maturity ($)	Return on Securities[2] (%)
$200.00	100.00%	$25.50	155.00%
$175.00	75.00%	$21.63	116.30%
$150.00	50.00%	$17.75	77.50%
$140.00	40.00%	$16.20	62.00%
$130.00	30.00%	$14.65	46.50%
$120.00	20.00%	$13.10	31.00%
$110.00	10.00%	$11.55	15.50%
$105.00	5.00%	$10.78	7.80%
$102.00	2.00%	$10.31	3.10%
$100.00	0.00%	$10.00	0.00%
$95.00	-5.00%	$10.00	0.00%
$90.00	-10.00%	$10.00	0.00%
$80.00	-20.00%	$10.00	0.00%
$75.00	-25.00%	$10.00	0.00%
$70.00	-30.00%	$7.00	-30.00%
$50.00	-50.00%	$5.00	-50.00%
$40.00	-60.00%	$4.00	-60.00%
$25.00	-75.00%	$2.50	-75.00%
$0.00	-100.00%	$0.00	-100.00%
1 The Underlying Return excludes any cash dividend payments.
2 The “total return” is the number, expressed as a percentage, that results from comparing the payment at maturity per $10 principal amount Security to the purchase price of $10.00 per Security.

What Are the Tax Consequences of the Securities?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement, and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Securities.  The following summary supplements and to the extent inconsistent with supersedes the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement, and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Securities.
In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the Securities as pre-paid cash-settled derivative contracts in respect of the Underlying Equity for U.S. federal income tax purposes, and the terms of the Securities require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the Securities for all tax purposes in accordance with such characterization.  If the Securities are so treated, subject to the discussion in the accompanying product prospectus supplement concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code, a U.S. holder should generally recognize capital gain or loss upon the sale or maturity of the Securities in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the Securities.
Alternative tax treatments are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  In addition, the Internal Revenue Service has released a notice that may affect the taxation of holders of the Securities.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special "constructive ownership rules" of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Recently finalized U.S. Treasury Department regulations provide that withholding on “dividend equivalent” payments (as discussed in the product prospectus supplement), if any, will not apply to Securities issued before January 1, 2016.
Individual holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. You are urged to consult your own tax advisor regarding such requirements with respect to the Securities.
The U.S. Treasury Department and the IRS have announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the product prospectus supplement) on payments of gross proceeds from a sale or redemption of the Securities will only apply to payments made after December 31, 2018.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Securities.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Securities, please see the section entitled "Tax Consequences—Canadian Taxation" in the accompanying prospectus, which you should carefully review prior to investing in the Securities.

The Vanguard® FTSE Emerging Markets ETF
We have derived all information contained in this free writing prospectus regarding the Underlying Equity, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  This information reflects the policies of, and is subject to change by The Vanguard International Equity Index Funds (the “Vanguard Trust”) and The Vanguard Group, Inc. (“Vanguard”).  The Underlying Equity is an exchange-traded class of shares issued by the Vanguard® Emerging Markets Stock Index Fund and is maintained and managed by Vanguard. Vanguard is the investment adviser to the Underlying Equity.  Shares of the Underlying Equity trade on the NYSE Arca under the ticker symbol “VWO.”  We have not independently verified the accuracy or completeness of the information derived from these public sources.
The Vanguard Trust is a registered investment company that consists of separate funds, each of which may consist of different share classes, including ETF shares. Information provided to or filed with the SEC by the Vanguard Trust under the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Investment Company Act file numbers 033-32548 and 811-05972, through the SEC’s website at http://www.sec.gov.  For additional information regarding the Vanguard Trust, Vanguard and the Underlying Equity, please see the Underlying Equity’s prospectus, as it may be amended or supplemented from time to time. In addition, information about the Vanguard Trust and the Underlying Equity may be obtained from other sources, including the Vanguard website at www.vanguard.com.  We have not independently verified the accuracy or completeness of such information.  Information contained in the Vanguard website and other information from Vanguard is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.
Investment Objective, Strategy and the Transitions of the Underlying Indices
The Underlying Equity seeks to track the performance of a benchmark index that measures the investment return of stocks issued by companies located in emerging market countries.  The Underlying Equity employs an indexing investment approach by investing substantially all (approximately 95%) of its assets in the common stocks included in the benchmark index (while employing a form of sampling).
Historically, the Underlying Equity sought to track the performance of the MSCI Emerging Markets Index. Starting in January of 2013, the Underlying Equity began a two-step transition process to instead track the performance of the FTSE Emerging Index. First, in January 2013, the Underlying Equity began tracking the performance of the FTSE Emerging Transition Index, which operated until July 2013. Second, on June 28, 2013, the Underlying Equity began to track the FTSE Emerging Index. The FTSE Emerging Transition Index was created to provide Vanguard with the ability to transition existing emerging markets funds to the FTSE Emerging Index over a period of approximately six months in a manner designed to reduce the impact on its existing fund shareholders. The FTSE Emerging Transition Index differed from the FTSE Emerging Index in the following ways:
-	It contained Korean companies: FTSE classified South Korea as a developed market in September 2009, and since then, it has not been a member of FTSE’s emerging indices. FTSE initially included the constituents of the FTSE Korea Index in the transition index universe, and then over a 25-week period, gradually reduced the weight of South Korea in the index.
-	It contained P Chips: FTSE announced that it would move P Chips (as defined below) from Hong Kong (a developed market) to China (an emerging market) across all its indexes beginning March 18, 2013. In anticipation of this change, P Chips were included in the FTSE Emerging Transition Index from its launch. Subsequently, at the March 2013 review, FTSE removed P Chips from the FTSE Emerging Transition Index. A P Chip is a company controlled by mainland individuals, with the establishment and origin of the company in mainland China. A P Chip must be incorporated outside of the People’s Republic of China and traded on the Stock Exchange of Hong Kong, with a majority of its revenue or assets derived from mainland China.
-	It contained March 2013 indicative additions and deletions: FTSE has announced a list of indicative additions and deletions that would be applied at the March 2013 index reviews. These companies were incorporated into the FTSE Emerging Transition Index at the start of its calculation.
-	It was based on actual free float: FTSE announced that beginning March 18, 2013, the FTSE Emerging Index would adopt actual free float percentages. In anticipation of this change, the FTSE Emerging Transition Index applied actual free float from its launch.
Effective on November 2, 2015, the Underlying Equity ceased to track the FTSE Emerging Index and began tracking the FTSE Emerging Markets All Cap China A Transition Index. By using this transition index, the Underlying Equity will move gradually from tracking the FTSE Emerging Index to tracking the FTSE Emerging Markets All Cap China A Inclusion Index over the next 12 months. As part of the transition, China A-shares and small capitalization companies will gradually increase in weight by an equal amount after the third Friday each month over the 12-month period, while the weights of the stocks already in the index will be proportionately reduced. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization weighted index representing the performance of large-, mid- and small-capitalization stocks in emerging markets. The principal differences between the FTSE Emerging Index and the FTSE Emerging Markets All Cap China A Inclusion Index are that the former represents the performance of large- and mid-capitalization companies in emerging markets, excluding China A-shares, whereas the latter also represents the performance of small-capitalization companies in emerging markets and includes China A-shares. As a result of this transition, the ETF will be exposed to risks associated with investing both in mainland China and in small-capitalization stocks.
Because the Underlying Equity will begin tracking indices that will include China A-shares, your securities will become subject to increased risk exposure to Chinese incorporated companies that trade on either the Shanghai or Shenzhen stock exchange. Furthermore, in order to trade in China A-shares, a foreign investor must have access to a quota through a QFII or Renminbi QFII license holder. In order to trade in China A-shares, the Underlying Equity must obtain a quota from the Chinese regulator prior to investing and then must continue to apply for additional quotas to meet its investment needs. There is no guarantee that the Chinese regulator will continue to give the Underlying Equity any or all of its requested quotas. If the Underlying Equity were to be denied any or all of a requested trade quota, the Underlying Equity would likely have difficulty trading and valuing its China A-shares. Such circumstance would likely cause the Underlying Equity to have difficulty tracking the FTSE Emerging Markets All Cap China A Transition Index or the FTSE Emerging Markets All Cap China A Inclusion Index, as applicable, and may adversely affect the price of the Underlying Equity and the value of the Securities.
During both the transition and final benchmark phases, the Underlying Equity will invest by sampling the relevant index, meaning that it will hold a broadly diversified collection of securities that, in the aggregate, approximates the full index in terms of key characteristics. To protect the Underlying Equity from the potential for harmful “front running” by traders, the exact timing of the index change and portfolio transition has not been disclosed to investors, but Vanguard expects the index change and portfolio transition to be complete by the end of 2016. As a result, you will not know in advance when the index tracked by the Underlying Equity changes. In addition, the addition of small-capitalization stocks and China A-Shares may adversely affect the performance of the Underlying Equity. Moreover, the historical performance of the Underlying Equity prior to this transaction will not reflect the contribution of small-capitalization stocks and China A-shares and investors in the Securities should bear this difference in mind when evaluating the historical data.
As of September 30, 2015, the Underlying Equity’s four largest holdings by country were China (27.2%), Taiwan (14.4%), India (13.3%) and South Africa (9.4%). As of September 30, 2015, the Underlying Equity’s three largest equity securities were Taiwan Semiconductor Manufacturing Co. Ltd. (3.3%), Tencent Holdings Ltd. (3.0%), and China Mobile Ltd. (2.2%).
FTSE Emerging Index
The FTSE Emerging Index is a market-capitalization weighted index representing the performance of large and mid-cap companies in Emerging Markets. The index is comprised of approximately 950 securities from 21 countries, and derived from the FTSE Global Equity Index Series (GEIS), which covers over 7,400 securities in 47 different countries.
FTSE Emerging Markets All Cap China A Transition Index and FTSE Emerging Markets All Cap China A Inclusion Index
FTSE Emerging Markets All Cap China A Transition Index is an interim index that will gradually increase exposure to small-capitalization stocks and China A-shares while proportionately reducing exposure to other stocks based on their weightings in the FTSE Emerging Markets All Cap China A Inclusion Index. The FTSE Emerging Markets All Cap China A Inclusion Index is a market-capitalization-weighted index that is made up of approximately 3,500 common stocks of large-, mid-, and small-cap companies located in emerging markets around the world and is part of the FTSE China A Inclusion indexes, which contain FTSE China A All Cap Index securities adjusted for the aggregate approved RQFII and QFII quotas available to foreign investors.

Historical Information
The following table sets forth the quarterly high, low and period-end closing prices for the Underlying Equity, based on daily closing prices on the NYSE Arca, as reported by Bloomberg.  The closing price of the Underlying Equity on November 20, 2015 was $35.22. Due to the transitions of the Underlying Index described above, the historical information of the Underlying Equity prior to June 28, 2013 may be of limited value in assessing the performance of the Underlying Equity. The historical performance of the Underlying Equity should not be taken as an indication of its future performance during the term of the Securities.
Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Period-End Close
1/04/2010	3/31/2010	42.80	36.85	42.18
4/01/2010	6/30/2010	43.98	36.38	37.99
7/01/2010	9/30/2010	45.40	38.22	45.40
10/01/2010	12/31/2010	49.32	45.54	48.15
1/03/2011	3/31/2011	48.92	45.00	48.92
4/01/2011	6/30/2011	50.71	46.44	48.62
7/01/2011	9/30/2011	49.52	35.89	35.89
10/03/2011	12/31/2011	43.47	35.20	38.21
1/03/2012	3/31/2012	45.09	38.57	43.47
4/02/2012	6/30/2012	43.99	37.08	39.95
7/02/2012	9/30/2012	43.25	38.28	41.75
10/01/2012	12/31/2012	44.53	40.44	44.53
1/02/2013	3/31/2013	45.45	42.24	42.89
4/01/2013	6/30/2013	44.79	36.53	38.78
7/01/2013	9/30/2013	42.94	37.16	40.11
10/01/2013	12/31/2013	42.91	39.96	41.14
1/02/2014	3/31/2014	40.58	36.67	40.58
4/01/2014	6/30/2014	43.86	40.46	43.13
7/01/2014	9/30/2014	46.49	41.62	41.71
10/01/2014	12/31/2014	43.09	37.71	40.02
1/02/2015	3/31/2015	42.02	38.74	40.87
4/01/2015	6/30/2015	44.97	40.34	40.88
7/01/2015	9/30/2015	41.07	31.96	33.09
10/01/2015	11/20/2015*	36.41	33.20	35.22
* This free writing prospectus includes information for the fourth calendar quarter of 2015 only for the period from October 1, 2015 through November 20, 2015.  Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Period-End Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2015.
The graph below illustrates the performance of the Underlying Equity from January 1, 2010 to November 20, 2015, assuming an Initial Price of $35.22, which was the closing price of the Underlying Equity on November 20, 2015, and a Trigger Price equal to 75% of the Initial Price (the actual Initial Price and Trigger Price will be determined on the Trade Date).
HISTORIC PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus.
All sales of the Securities will be made to certain fee-based advisory accounts for which UBS is an investment advisor at a purchase price of $10.00 per $10.00 principal amount Security. UBS, acting as placement agent for such advisory accounts, will purchase the Securities from a dealer that is not affiliated with UBS or RBCCM, and that dealer will purchase the Securities from RBCCM. RBCCM will pay all of the selling commissions it receives from us to that dealer. In no event will these selling commissions exceed $0.05 per $10.00 principal amount Security. UBS will forgo any commissions related to these sales. Investors that purchase and hold the Securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Securities in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Securities and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.  See “Use of Proceeds and Hedging” beginning on page PS-14 of the accompanying product prospectus supplement no. ES-TPS-1.
The value of the Securities shown on your account statement may be based on RBCCM’s estimate of the value of the Securities if RBCCM or another of our affiliates were to make a market in the Securities (which it is not obligated to do).  That estimate will be based upon the price that RBCCM may pay for the Securities in light of then prevailing market conditions, our creditworthiness and transaction costs. If so specified in the pricing supplement related to the Securities, for a period of approximately six months after the issue date of the Securities, the value of the Securities that may be shown on your account statement may be higher than RBCCM’s estimated value of the Securities at that time.  This is because the estimated value of the Securities will not include the underwriting discount and our hedging costs and profits; however, the value of the Securities shown on your account statement during that period may be a higher amount, potentially reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Securities.  Any such excess is expected to decrease over time until the end of this period.  After this period, if RBCCM repurchases your Securities, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Securities that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated April 30, 2015.
Structuring the Securities
The Securities are our debt securities, the return on which is linked to the performance of the Underlying Equity.  As is the case for all of our debt securities, including our structured notes, the economic terms of the Securities reflect our actual or perceived creditworthiness at the time of pricing.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Securities at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that is likely to result in a higher initial estimated value of the Securities at the time their terms are set than if the secondary market rate was used. Unlike the estimated value included on the cover of this document or in the final pricing supplement relating to the Securities, any value of the Securities determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Securities than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying Equity, and the tenor of the Securities.  The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduces the economic terms of the Securities to you.  The initial offering price of the Securities also reflects the underwriting discount and our estimated hedging costs.  These factors result in the initial estimated value for the Securities on the Trade Date being less than their public offering price.  See “Key Risks—The Initial Estimated Value of the Securities Will Be Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Indicative Terms of the Securities” and the provisions in the accompanying product prospectus supplement no. ES-TPS-1 dated May 18, 2015 under the caption “General Terms of the Securities,” are incorporated into the master note issued to DTC, the registered holder of the Securities.